Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-164254) and related Prospectus of Dynavax Technologies Corporation for the registration of 21,114,630 shares of its common stock, which includes warrants to purchase up to 7,038,210 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2010, with respect to the consolidated financial statements of Dynavax Technologies Corporation, and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

April 22, 2010